Exhibit 77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Lord Abbett Municipal Income Fund, Inc.

In planning and performing our audits of the financial statements of Lord Abbett Municipal Income Fund, Inc. (the "Fund"), comprising Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund, Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund, and Lord Abbett Washington Tax-Free Income Fund as of and for the year ended September 30, 2006 (on which we issued our report dated November 28, 2006, January 29, 2007 as to the effects of the restatement described in Note 13), in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. The Fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated November 28, 2006, we reported that we had identified no deficiencies in the Fund's internal control over financial reporting and its operation, including controls for safeguarding securities, that we considered to be a material weakness, as defined above, as of September 30, 2006. However,

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subsequent to the issuance of that report, we noted the following deficiency in the operation of the Fund's internal control over financial reporting that we consider to be a material weakness, as defined above, as of September 30, 2006.

The Fund's controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result of this material weakness, the statements of assets and liabilities, including the schedule of investments, of Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund, Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund, and Lord Abbett Washington Tax-Free Income Fund as of September 30, 2006, the related statements of operations for the year then ended, and the financial highlights for each of the five years in the period then ended were restated in order to appropriately account for such transfers of securities as secured borrowings, rather than sales. Also as a result of the material weakness, the statements of changes in net assets for Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund and Lord Abbett New York Tax-Free Income Fund for the year ended September 30, 2006 and for Lord Abbett National Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund and Lord Abbett Washington Tax-Free Income Fund for the year ended September 30, 2005 were restated. The principal effects of the restatement on the financial statements were to increase assets and liabilities by corresponding and equal amounts, to increase interest income and interest expense by corresponding and equal amounts, and to record corresponding and equal adjustments to realized and unrealized gains and losses, net. In addition, adjustments were made to certain ratios reported in the financial highlights. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audits of the financial statements as of and for the year ended September 30, 2006, of the Fund and this report does not affect our report on such financial statements.

This report is intended solely for the information and use of management and the Board of Directors of Lord Abbett Municipal Income Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP

New York, New York
November 28, 2006 (January 29, 2007 as to the material weakness)